Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.11

August 18, 2016

Matt Jenkins

Re:	OPORTUN Offer Letter

Dear Matt:

On behalf of Oportun, Inc., I am delighted to offer to you the opportunity to join Oportun as its Chief Operations Officer and look forward to your joining the Company. I also look forward to working with you and know you have the talent and experience to make significant contributions to the work and mission of Oportun. Subject to meeting the requirements of our background and reference checks, the terms and conditions below shall become effective as of the date you first join the Company.

Position. You shall be employed as the Company’s Chief Operations Officer, reporting to me, the Chief Executive Officer. As would be expected, your employment is at will and you shall devote your best efforts and full business time, skill and attention to the performance of your duties for the Company.

Cash Compensation. Your annual salary shall be $325,000.00, which will be payable bi-weekly in accordance with the Company’s regular payroll schedule. Your salary will be reviewed from time-to-time, generally on an annual basis.

Incentive Compensation. During your term of employment through December 31, 2016, the Company shall pay you a guaranteed bonus (subject to the terms of this paragraph) of $211,250 payable prior to March 15, 2017. Thereafter, you will be eligible to participate in the Company’s annual incentive plan for executive officers that rewards employees for achievement of individual, business unit, and corporate financial and operational goals to be determined by the Compensation Committee of the Company’s Board of Directors (the “Board”). Your target bonus will be 65% of your annual base salary, however, the Committee may award a bonus in excess of or less than your target amount (with no maximum or minimum amount), in its sole discretion, based upon your individual and the Company’s achievements. With respect to any incentive compensation, you must remain an active employee through the date in which such incentive compensation is paid in order to earn a bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which the bonus is determined. You will not be eligible for, and will not earn, any bonus (including a prorated bonus) if your employment terminates for any reason before the time in which such incentive compensation is scheduled to be paid.

Benefits. You shall continue to be eligible to participate in the employee benefit plans that are generally made available to the employees of the Company, subject to their terms and conditions.

Oportun, Inc. • 1600 Seaport Boulevard • Suite 250 • Redwood City, CA 94063

www.oportun.com

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Paid Time-Off. Executives currently are not subject to a maximum number of sick and vacation days per year. It goes without saying that you are expected to use good judgment with respect to time off and communicate with me and your peers when you intend to be out on vacation.

Equity. You will be recommended to Oportun’s Board of Directors (the “Board”) to be granted a stock option grant of 2,000,000 shares of common stock with a vesting start date commencing on the date you first join the Company. If approved by the Board, all options will be granted at the first meeting of Oportun’s Board subsequent to the date you first join the Company at the then going strike price (Fair Market Value). The option grant will vest (25%) on your one-year anniversary with the Company and the remaining (75%) balance will vest in a series of thirty-six successive equal monthly installments. Any options granted will be subject to the terms and conditions of the stock option plan under which the option was granted, as well as the terms and conditions of the option grant agreement.

Relocation. The company will pay for the cost of moving your household and up to three house hunting trips to Dallas for you and your family.

At-Will Employment. Employment with Oportun is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by Oportun at any time with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Oportun’s personnel policies and procedures, may be changed at any time in the sole discretion of Oportun. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Oportun and may not be changed, except in an express writing signed by your and by Oportun’s Chief Executive Officer.

Company Policy. As an employee of Oportun, you will be subject to, and will be expected to comply with its policies and procedures, personnel and otherwise, as those policies are developed and communicated to you.

Conditions of Offer. In order to accept this offer, and for your acceptance to be effective, we must have received satisfactory background checks, satisfactory reference checks and credit check acceptable to us, and you must satisfy the following conditions:

(1)	You must sign and return the enclosed copy of this letter, indicating your acceptance of this offer.

(2)	You must sign, return and comply at all times with the enclosed standard form of Oportun’s Proprietary Information and Inventions Agreement (“PIIA”)

(3)	Pursuant to the Immigration Reform and Control Act of 1986, you must be able to produce evidence verifying your identity and legal right to work in the United States.

Oportun, Inc. • 1600 Seaport Boulevard • Suite 250 • Redwood City, CA 94063

www.oportun.com

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Entire Agreement. The terms set forth herein together with your executed PIIA constitute the entire agreement between you and the Company regarding your employment. Any change to the terms of your employment with the Company must be individualized to you in writing and signed by the Company to be effective. This Agreement and the terms of your employment with the Company shall be governed in all respects by the laws of the state of California.

Please confirm your acceptance of these terms by signing and returning the enclosed copy of this letter, and the PI IA by August 25, 2016. If not accepted by as of that date, this offer will expire.

Matt, I again would like to thank you for taking time from your busy schedule and look forward to your joining the Company and working with you.

Sincerely,

Raul Vazquez

Chief Executive Officer

UNDERSTOOD AND AGREED TO:

/s/ Matt Jenkins Matt Jenkins	August 21, 2016

Oportun, Inc. • 1600 Seaport Boulevard • Suite 250 • Redwood City, CA 94063

www.oportun.com